UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: December 22, 2016
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE YORK WATER COMPANY

Item 8.01	Other Events.

Acquisition

On December 22, 2016 the Pennsylvania Public Utility Commission (PUC) approved the Company's agreement to purchase the wastewater collection system assets of West York Borough in York County, Pennsylvania. This acquisition will more than triple the size of the Company's wastewater customer base. The Company expects to begin serving approximately 1,700 new wastewater customers in the first quarter of 2017.

Consent Order

As part of its accelerated lead service line replacement program, on December 23, 2016 the Company entered into a Consent Order and Agreement (COA) with the Pennsylvania Department of Environmental Protection (DEP).   The COA relates to a previously disclosed plan to accelerate replacement of company-owned lead service lines, and the attached customer-owned lead service lines throughout York's distribution system. York sought and obtained the COA so that it can efficiently attain its goal of replacing all company-owned lead service lines and providing other customer assistance on an accelerated basis. As indicated in the previously disclosed news release, York Water is working towards a goal of replacing all of the company-owned and the attached customer-owned lead services within 4 years at no charge to the customer; providing the affected customers with a monthly 200 gallon flushing credit until their service is replaced; and offering free water testing for the affected customers. Portions of the accelerated lead service line replacement program, such as the replacement of the attached customer-owned lead service lines, are contingent upon the approval of the PUC. The Company has filed a petition with the PUC for approval of those portions of this accelerated replacement program.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/Kathleen M. Miller
Date: December 30, 2016	Kathleen M. Miller
Chief Financial Officer